news	UNIT CORPORATION

7130 South Lewis Avenue, Suite 1000 Tulsa, Oklahoma 74136 Telephone 918 493-7700, Fax 918 493-7711

Contact: David T. Merrill Chief Financial Officer and Treasurer (918) 493-7700

For Immediate Release…
May 12, 2005

UNIT CORPORATION ANNOUNCES SIGNING
OF AGREEMENT FOR ACQUISITION

        Tulsa, Oklahoma . . . Unit Corporation (NYSE – UNT) announced today that its wholly owned subsidiary, Unit Petroleum Company, has signed a purchase and sale agreement to acquire certain oil and natural gas properties from a private company for approximately $24.1 million in cash. The acquisition consists of approximately 14.5 Bcfe of proved oil and natural gas reserves. The properties are located in Oklahoma and currently produce 2.5 MMcfe per day. The acquisition will have an effective date of April 1, 2005. Closing of the acquisition, which is subject to certain conditions contained in the agreement, is anticipated to be mid-June.

        Larry Pinkston, President and Chief Executive Officer, said “The acquisition will fit well with Unit’s core area of operations and will help us to further develop and exploit fields and supply a basis for future drilling.”

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        Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

        This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including that the acquisition which is the subject of this press release will close, the estimated oil and natural gas reserves associated with this acquisition, and the current productive capabilities of the wells included in the pending acquisition, and other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.